UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2013

ECHO GLOBAL LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34470	20-5001120
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 West Chicago Avenue
Suite 725
Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

(800) 354-7993

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

As previously disclosed on July 26, 2012, Echo Global Logistics, Inc. (the “Company”) acquired all of the assets of Shipper Direct Logistics, Inc. (“Shipper Direct”), a business founded by Billy and Angela Suddarth (the “Suddarths”) based in Nashville, Tennessee.  At the time of the acquisition, and based on representations contained in the purchase agreement, the Company estimated that Shipper Direct’s last 12 months of revenue was $18 million.  As noted in connection with the release of our financial results for the quarter ended September 30, 2012, the acquired business actually was generating revenue at a substantially lower rate.

Also as previously disclosed, approximately $1.7 million of the $4.2 million purchase price paid for the business was returned to the Company.  In addition, the Company made various indemnity claims under the purchase agreement.  These claims are being disputed and the Suddarths have requested that the Company pay back the portion of the purchase price that was returned.  On August 30, 2012, the Company terminated the employment of each of Billy and Angela Suddarth.  The Company has been notified by the U.S. Department of Labor that a complaint was filed by the Suddarths alleging that their employment was wrongfully terminated in violation of the whistleblower provisions of Sarbanes-Oxley.  The Company believes the allegations in the complaint are completely without merit and will respond accordingly.

On January 15, 2013, the Company filed a complaint in the U.S. District Court for the Northern District of Illinois against Shipper Direct, the Suddarths and others, alleging, among other things, breach of contract and fraud.  No assurance can be given as to the ultimate outcome of this action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO GLOBAL LOGISTICS, INC.

Dated: January 15, 2013	By:	/s/ David B. Menzel
	Name:	David B. Menzel
	Title:	Chief Financial Officer